Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

SAYS ALLEGED CLASS ACTION LAWSUIT IS WITHOUT MERIT

NAPLES, FLORIDA (August 2, 2007) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that the Company and three of its executives have been named defendants in a purported class action lawsuit filed August 2, 2007 in the United States District Court for the Middle District of Florida.

HMA believes that the allegations in the lawsuit are totally without merit, and it intends to vigorously defend itself and its executives named as defendants against all allegations.

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. HMA operates 59 hospitals in 15 states with approximately 8,500 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, debt structure, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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